Exhibit 99.1
Denali Therapeutics Reports First Quarter 2019 Financial Results

SOUTH SAN FRANCISCO – May 8, 2019 – Denali Therapeutics Inc. (NASDAQ: DNLI), a biopharmaceutical company developing a broad portfolio of product candidates for neurodegenerative diseases, today reported financial results for the first quarter ended March 31, 2019.
First Quarter 2019 Financial Results

For the three months ended March 31, 2019, Denali reported a net loss of $39.0 million compared with a net loss of $23.7 million for the three months ended March 31, 2018.

Collaboration revenue was $4.2 million for the three months ended March 31, 2019, compared with collaboration revenue of $0.6 million for the three months ended March 31, 2018. The increase was due to $3.5 million of revenue recognized under the Sanofi Collaboration Agreement in the three months ended March 31, 2019.

Total research and development expenses were $37.4 million for the three months ended March 31, 2019, including non-cash stock-based compensation of $4.0 million, compared to $20.8 million for the three months ended March 31, 2018, including non-cash stock-based compensation of $1.7 million. The increase in total research and development expenses of $16.6 million was primarily attributable to increases in personnel-related expenses, including non-cash stock-based compensation, driven primarily by higher headcount and new option grants. Further, there were increases in external research and development expenses, reflecting both the progress of Denali's most advanced programs and increased investment in growing and developing its pipeline, and facilities-related expenses primarily due to rent expense.

General and administrative expenses were $9.3 million for the three months ended March 31, 2019, including non-cash stock-based compensation of $2.9 million, compared to $5.6 million for the three months ended March 31, 2018, including non-cash stock-based compensation of $1.2 million. The increase in total general and administrative expenses of $3.7 million was primarily attributable to an increase in personnel-related expenses, including non-cash stock-based compensation, driven primarily by higher headcount and new option grants. Further, there were increases in legal and professional services expenses required to support Denali's ongoing operations as a public company, and facilities-related expenses primarily due to rent expense.

Cash, cash equivalents, and marketable securities were $583.0 million as of March 31, 2019.
About Denali Therapeutics
Denali is a biopharmaceutical company developing a broad portfolio of product candidates for neurodegenerative diseases. Denali pursues new treatments by rigorously assessing genetically validated targets, engineering delivery across the blood-brain barrier and guiding development with biomarker monitoring to demonstrate target engagement and select patients. Denali is based in South San Francisco. For additional information, please visit www.denalitherapeutics.com.

Denali Therapeutics Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2019	2018
Collaboration revenue	$4,205	$641
Operating expenses:
Research and development	37,403	20,819
General and administrative	9,310	5,570
Total operating expenses	46,713	26,389
Loss from operations	(42,508)	(25,748)
Interest and other income, net	3,516	2,070
Net loss	$(38,992)	$(23,678)
Net loss per share, basic and diluted	$(0.41)	$(0.26)
Weighted average number of shares outstanding, basic and diluted	94,984,503	89,560,576

Denali Therapeutics Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$39,661	$77,123
Short-term marketable securities	445,820	387,174
Prepaid expenses and other current assets	14,052	16,539
Total current assets	499,533	480,836
Long-term marketable securities	97,554	147,881
Property and equipment, net	36,955	25,162
Operating lease right-of-use asset	34,407	—
Other non-current assets	8,147	8,105
Total assets	$676,596	$661,984
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$3,662	$1,891
Accrued liabilities	12,114	8,520
Accrued compensation	3,213	9,952
Contract liabilities	23,148	11,427
Other current liabilities	1,107	996
Total current liabilities	43,244	32,786
Contract liabilities, less current portion	44,852	57,350
Operating lease liability, less current portion	71,412	—
Deferred rent, less current portion	—	24,532
Other non-current liabilities	440	471
Total liabilities	159,948	115,139
Total stockholders' equity	516,648	546,845
Total liabilities and stockholders’ equity	$676,596	$661,984